Exhibit 99.1

For Immediate Release

Retirement of Michael B. Gifford, Non-Executive Director

ST. PETERSBURG, FLORIDA (October 7, 2005) - Danka Business Systems PLC (NASDAQ: DANKY) today announced that Michael Gifford, a non-executive Director of the Company, will be retiring from the Board at the conclusion of the forthcoming Annual General Meeting which is scheduled for Wednesday, November 9, 2005. Mr. Gifford has chosen to leave the Board as he will be reaching the age of 70 at the beginning of 2006, the standard age for retirement for non-executive Directors.

“We wish to thank Michael for his valuable contribution to the Company over a number of years”, said Andrew McKenna, Danka’s Chairman. “We wish him well in his retirement. The Board will miss his thoughtful and insightful input”.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.